Guaranty Federal
BANCSHARES

Common Stock Offering

Investor Presentation

NASDAQ: GFED

March 2014

Disclaimer / Forward-Looking Statements

Forward-Looking Statements

This investor presentation may contain forward-looking statements regarding Guaranty Federal Bancshares, Inc. ("GFED" or the "Company"), including its wholly owned subsidiary Guaranty Bank (the "Bank"). You should not unduly rely on forward-looking statements. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: adverse impacts from general economic conditions, competition, interest rate sensitivity, exposure to regulatory and legislative changes, and expected cost savings. These and other factors that could cause results to differ materially from those described in the forward-looking statements can be found in our annual report on Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2013 and other filings made by GFED with the Securities and Exchange Commission ("SEC") including the Form S-1 and all amendments thereto relating to this offering. Annualized, pro forma, projected and estimated numbers in this investor presentation are used for illustrative purposes only, are not forecasts and may not reflect actual results.

The forward-looking statements speak only as of the date of this investor presentation, and GFED undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after this date.

Notice to Potential Investors

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC's Web site at www.sec.gov or by visiting the Company's website at www.gbankmo.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Raymond James & Associates, Inc., toll-free at 1-877-587-7748 or by emailing Mark Edwards at mark.edwards@raymondjames.com.

Offering Summary

Issuer	Guaranty Federal Bancshares, Inc.
Ticker / Exchange	GFED / NASDAQ Global Market
Offering	Follow-on Public Offering of Common Stock
Offering Size	$15.0 Million
Over-Allotment Option	15%
Use of Proceeds	The redemption of all Series A Preferred Stock and general corporate purposes including augmenting the Bank's capital position, organic growth and potential acquisitions
Sole Book-Runner	Raymond James & Associates, Inc.

Guaranty Federal BANCSHARES

Company Overview

Company Overview

- Headquartered in Springfield, Missouri
- 100+ years of operating history
- All 9 branches located in the Springfield, Missouri MSA
- Focused on relationship-driven commercial banking

Financial Highlights: QTR Ended December 31, 2013 (1)

Balance Sheet *(Dollars in Thousands)*	
Total Assets	$619,888
Total Loans	472,805
Total Deposits	487,319
Equity	50,355
Profitability	
ROAA	0.87%
ROAE	10.81
Net Interest Margin	3.63
Efficiency Ratio	59.50
Asset Quality	
NPAs / Assets (2)	2.58%
Allowance / Loans	1.65
Capital	
TCE Ratio	6.19%
Total Risk Based Capital Ratio (3)	14.69

Branch Map


BRANCH LOCATIONS
Iowa
Nebraska
Illinois
Kansas City
St. Louis
Missouri
Kansas
Springfield
Branson
Oklahoma
Arkansas
SPRINGFIELD
NIXA
OZARK
Branch Locations (9)
Major Cities

(1) Unaudited financial data is as of or for the quarter ended December 31, 2013
(2) On February 5, 2014, the Company announced the payoff of a $3.7 million nonaccrual loan relationship which on an adjusted basis, reduced NPAs / Assets from 3.17% to 2.58%, as of December 31, 2013.
(3) Financial data based on regulatory financials.
Source: SNL Financial; GAAP Company Filings

Guaranty Federal BANCSHARES

Company History

- 100+ years in operation
- Guaranty Savings and Loan Association opened in Springfield, Missouri in 1913
- In 1935, the Bank converted to a federal charter and changed its name to Guaranty Federal Savings and Loan Association



Completed mutual-to-stock conversion
Acquired 4 Branches from Commercial Federal Corp.
Converted from federal savings bank to state-charted bank
Shaun Burke named CEO & Carter Peters named CFO of Guaranty Federal Bancshares, Inc.
H. Michael Mattson joined the Bank In June 2006
Sheri Biser joined the Bank in February 2009
Robin Robeson joined the Bank in July 2012
$199
$260
$313
$342
$374
$375
$387
$441
$481
$525
$566
$676
$738
$683
$649
$660
$620
Branches
0
2
4
6
8
10
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
$-
$100
$200
$300
$400
$500
$600
$700
$800
Total Assets (Dollars in Millions)
Branches
Total Assets

Source: Company Website and GAAP Company Filings
Note: Grey area represents period since Shaun Burke was hired by Guaranty Federal Bancshares, Inc.

Market Overview: Springfield, MO

Springfield Overview

- Attractive banking market with low unemployment rate and a diversified and stable economy
- Major components of economy are service industries, education, health care, retail industries and light manufacturing
- Regional healthcare hub for surrounding markets with two large regional hospitals
- Home of Missouri State University and four accredited colleges with combined enrollment of over 45,000
- Branson is located approximately 30 miles south of Springfield, and attracts between five and six million tourists each year, many of whom pass through Springfield

Location	Total Pop. 2012	Pop. Change 2010-2012	Proj. Pop. Change 2012-2017	Median HH Income 2012	Proj. HH Inc. Change 2012-2017
United States	313,129,017	1.4%	3.5%	$50,157	13.4%
Missouri	6,054,543	1.1	2.5	44,415	18.5
Springfield, MO	**446,395**	**2.2%**	**5.2%**	**$40,568**	**24.3%**

(1) As of December 31, 2013
Source: BLS.gov; U.S. Census Data; City of Springfield, Missouri 2012 CAFP

Unemployment(1)



Unemployment Rate (%)
11.0%
10.0%
9.0%
8.0%
7.0%
6.0%
5.0%
4.0%
3.0%
2.0%
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Jan-08
Jan-09
Jan-10
Jan-11
Jan-12
Jan-13
6.7%
5.9%
4.6%
United States
Missouri
Springfield

Top Employers in Springfield, MO

Company	# Employed
Mercy	9,036
CoxHealth	6,267
Walmart	4,000
Springfield Public Schools	2,911
Missouri State University	1,673
United States Government	2,500
State of Missouri	2,149
	2,306
CHASE	1,071
City of Springfield	1,250

Guaranty Federal Bancshares

Deposit Market Share: Springfield, MO MSA

(Dollars in Thousands)

2013 Rank	Institution	Total Assets	2013 Branches	2013 Deposits	2013 % of Total Dep. In MSA	2013 Market Share
1	Commerce Bancshares Inc.	21,921,322	12	1,180,226	6.6%	14.7%
2	Great Southern Bancorp Inc.	3,830,326	24	995,019	33.0	12.4
3	Central Bancompany Inc.	10,481,397	21	908,151	11.6	11.3
4	**Guaranty Federal Bcshs Inc.**	**640,498**	**9**	**513,283**	**100.0**	**6.4**
5	Liberty Bancshares Inc.	1,060,756	10	508,232	56.7	6.3
6	Bank of America Corp.	2,125,686,000	6	349,880	0.0	4.3
7	U.S. Bancorp	353,415,000	13	307,097	0.1	3.8
8	BancorpSouth Inc.	13,220,451	6	297,684	2.8	3.7
9	Springfield Bancshares Inc.	308,422	1	270,227	100.0	3.4
10	Marshfield Investment Co.	450,620	7	225,348	59.9	2.8
11	OakStar Bancshares Inc.	238,735	1	199,827	100.0	2.5
12	Mid-Missouri Bancshares Inc.	522,730	5	189,092	40.9	2.4
13	Bolivar Bancshares Inc.	200,568	4	175,148	100.0	2.2
14	Ozark Bank	179,211	4	155,548	100.0	1.9
15	Peoples Service Co.	272,347	9	153,756	67.7	1.9
16	Regions Financial Corp.	118,782,563	6	152,907	0.2	1.9
17	Buffalo Bancshares Inc.	165,070	5	150,378	100.0	1.9
18	JamesMark Bankshares Inc.	156,535	2	134,414	100.0	1.7
19	Cottonrudy Investment Co.	139,116	2	117,812	100.0	1.5
20	Reliable Community Bcshs Inc.	1,040,655	5	113,999	14.3	1.4
21	UMB Financial Corp.	15,253,217	3	97,146	0.8	1.2
22	Bancshares of Urbana Inc.	168,267	2	89,379	61.5	1.1
23	State Bancshares Inc.	91,727	1	81,145	100.0	1.0
24	Southern Missouri Bcshs Inc.	97,031	2	75,151	100.0	0.9
25	Bank of Ash Grove	73,806	2	61,903	100.0	0.8
	Top 20		**162**	**7,502,752**	-	**93.3%**
	All Others		**31**	**540,874**	-	**6.7%**
	Total For Institutions In Market		**193**	**8,043,626**	-	**100.0%**

Guaranty Federal Bancshares, Inc. Branches

(Dollars in Thousands)

#	Address	City, State	Deposit Detail 2013
1	1341 W Battlefield St	Springfield, MO	$303,821
2	1510 E Sunshine St	Springfield, MO	49,076
3	2109 N Glenstone Ave	Springfield, MO	40,062
4	4343 S National Ave	Springfield, MO	34,665
5	1905 W Kearney St	Springfield, MO	21,764
6	1701 W State Highway J	Ozark, MO	21,157
7	709 W Mount Vernon St	Nixa, MO	18,179
8	2155 W Republic Rd	Springfield, MO	16,482
9	291 E State Highway CC	Nixa, MO	8,077
GFED Total			**$513,283**

Source: SNL Financial
Note: FDIC Deposit Market Share Data as of June 30, 2013 and June 30, 2012

Guaranty Federal BANCSHARES

Asset Quality Improvement

- After peaking at 6.41% of total assets as of June 30, 2012, the Company's nonperforming assets have been in a steady decline and currently stand at 3.17% of total assets as of December 31, 2013
- On February 5, 2014, the Company announced the payoff of a $3.7 million nonaccrual loan relationship which on an adjusted basis would have reduced nonperforming assets to $16.0 million and NPAs / Assets to 2.58% at December 31, 2013
- Of the $12.2 million of nonperforming loans, $9.2 million is attributable to four relationships and of the $3.8 million of OREO, $2.8 million is made up of two pieces of land


$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
$42.1
$8.1
$34.0
(62%)
$16.0
$3.8
$12.2
6/30/2012
12/31/2013 (1)
Nonaccrual
OREO

Asset Quality Detail: As of December 31, 2013 (1)

	$000s	% of NPAs
Nonperforming Assets		
Branson Condos	$ 3,971	24.9%
Propane Retailer	2,757	17.3%
Wholesale Home	1,573	9.8%
Roofing Contractor	900	5.6%
Other Nonaccrual	2,950	18.5%
Nonaccrual Loans	**$ 12,151**	**76.1%**
Restructured Loans	**-**	**0.0%**
Nonperforming Loans	**$ 12,151**	**76.1%**
Residential Subdivision	2,042	12.8%
Industrial Park	759	4.8%
Other OREO	1,021	6.4%
OREO	**$ 3,822**	**23.9%**
Total Nonperforming Assets	**$ 15,973**	**100.0%**

(1) Includes the payoff of a $3.7 million nonaccrual loan relationship as reported in the Company's February 5, 2014 Form 8-K filing and does not reflect audited financials

Source: SNL Financial; GAAP & Regulatory Company Filings

Note: December 31, 2013 financials reflects unaudited information

Guaranty Federal BANCSHARES

Investment Highlights

- **Experienced and Energetic Management Team**
  - Extensive and diversified banking experience in the local market
  - Committed to long-term profitable growth of the franchise
- **Core Funding Strength**
  - Core deposits comprised 87.5% of total deposits as of December 31, 2013
  - Total cost of deposits for the fourth quarter in 2013 was 0.58%
- **Balanced Loan Portfolio**
  - Commercial bank loan portfolio
  - No concentration in any one type of loan or sector of economy
- **Profitable Core Banking Operations**
  - Improving Net Interest Margin and low Efficiency Ratio has led to profitability
  - Future earnings power will be increased with improving asset quality
- **Franchise Value Built on Relationships**
  - Natural alternative to the larger regional and national competitors
  - Local decision-making and individualized service
- **Attractive Valuation**
  - Currently trades at 78.4% of December 31, 2013 TBV and 6.6x LQA EPS
  - Offering will likely be priced at a discount to pro forma TBV

Note: December 31, 2013 financials reflects unaudited information
Pricing as of February 27, 2014

Management Team

- Mr. Burke is a proven leader in the community. He serves as the Vice Chairman of Economic Development for the Springfield Area Chamber of Commerce and as a Board Member and past President of the Springfield Business Development Corporation.
- Mr. Burke has assembled a strong management team by focusing on hiring individuals with diversified banking experiences that have the necessary energy to drive the Company to profitable growth.
- The Company's management team includes executives with extensive experience in all aspects of the banking industry and have significant connections in the local market.
- The management team is committed to long-term growth of the franchise as it expands its customer base and product offerings.

Executive (Age)	Age	Years Experience	Years of Experience in Springfield, MO	Previous Employers (Years)
Shaun Burke Chief Executive Officer	50	30	30	Boatmen's Bank (14) Signature Bank (7)
Carter Peters Chief Financial Officer	44	21	21	BKD, LLP (11) Southern Missouri Bank (2)
H. Michael Mattson Chief Lending Officer	60	36	28	United Kansas Bank (8) Mercantile Bank (8) Boatmen's Bank (4) Metropolitan National Bank (4) Liberty Bank (5)
Sheri Biser Chief Credit Officer	50	27	27	Mercantile Bank (14) Metropolitan National Bank (8)
Robin E. Robeson Chief Operating Officer	47	24	18	Boatmen's Bank (3) Commerce Bank (15) Duck Creek Software (3)

Guaranty Federal BANCSHARES

Outside Board of Directors

Director	Age	Experience
Don M. Gibson	69	• CEO of Guaranty Federal Bancshares, Inc. From January 2002 until February 2005 • CEO of Guaranty Bank from January 2002 until March 2004 • Chairman of the Board for the Company and the Bank since March 2005 • President of Sinclair National Bank in Gravette, Arkansas from March 2000 to July 2000 • Great Southern Bancorp, Inc., Springfield, Missouri, holding various positions since September 1975
James R. Batten, CPA	50	• Executive Vice President of Convoy of Hope, an international nonprofit relief organization since 2009 • COO and Executive Vice President of AG Financial Solutions from September 2007 through March 2009 • Executive Vice President of Finance, Chief Financial Officer and Treasurer of O'Reilly Automotive, Inc. from January 1993 through March 2007 • Accounting firms of Whitlock, Selim & Keehn, from 1986 to 1993 and Deloitte, Haskins & Sells from 1984 until 1986
John F. Griesemer	45	• Executive Vice President, COO and Member of the Board of Directors of Springfield Underground, Inc. • Area Manager and General Manager of Springfield Underground, Inc. related companies • Management Trainee with Vulcan Materials Company in Northern Virginia
Kurt D. Hellweg	55	• CEO and Chairman of the Board of International Dehydrated Foods, Inc. and American Dehydrated Foods, Inc. • Vice President of Sales, Senior Vice President of Operations, and President/COO of ADF • Officer in the U.S. Navy from 1980 to 1987
Gregory V. Ostergren	57	• Chairman, President and CEO of American National Property and Casualty Insurance Companies • Chairman of the Farm Family Insurance Group, Albany, New York • Board of Governors of the Property and Casualty Insurance Association of America • Past Chairman of the Insurance Institute for Highway Safety, Washington, DC • Held various positions at Allstate Insurance Company in Chicago, Illinois, and Mutual Service Insurance Company in St. Paul, Minnesota
Tim Rosenbury	56	• Executive Vice President and Chairman of Butler, Rosenbury & Partners, Inc., a Springfield, Missouri based architecture, engineering and planning firm • Past Chairman of the Springfield Area Chamber of Commerce
James L. Sivils III	48	• Chief Executive Officer of Environmental Works, Inc., a Springfield, Missouri based environmental consulting firm • Past Partner at Morelock-Ross Companies, a group of commercial and residential construction and real estate development and management companies • Prior to a career in real estate development, Mr. Sivils worked as an attorney from 1990-1993

Deposit Portfolio Detail

Dollars in Thousands
As of December 31, 2013

		Deposits	(%)
Demand Deposits	$	49,184	10.1%
NOW & Other Transaction		86,601	17.8%
Money Market		228,466	46.8%
Retail Time Deposits (< $100K)		61,270	12.6%
Jumbo Time Deposits (> $100K)		60,941	12.5%
Brokered Deposits		1,363	0.3%
Total Deposits	$	**487,825**	**100.0%**

Commentary

- Core deposits comprised 87.5% of total deposits
- Non-interest bearing, NOW, money-market and savings accounts were $364 million or approximately 75% of its deposit base at December 31, 2013, having grown by $13.8 million or 3.9% since December 31, 2012
- Total cost of deposits was 0.58% for the fourth quarter of 2013

Deposit Composition



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
2008: 6%, 10%, 14%, 40%, 22%, 6%
2009: 6%, 11%, 42%, 27%, 14%, 1%
2010: 6%, 16%, 42%, 20%, 14%, 3%
2011: 12%, 17%, 39%, 18%, 13%, 1%
2012: 10%, 17%, 43%, 14%, 14%, 1%
2013: 10%, 18%, 47%, 13%, 12%, 0%

Deposit Trends



(Dollars in Thousands)
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
7.6% CAGR
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

Source: SNL Financial; Regulatory Filings
Note: December 31, 2013 financials reflects unaudited information

Guaranty Federal BANCSHARES

Loan Portfolio Detail

Dollars in Thousands *As of December 31, 2013*		Loans	(%)
1 - 4 Family Real Estate	$	94,419	20.0%
5+ Family Real Estate		46,188	9.8%
Real Estate - Construction		43,266	9.2%
Real Estate - Commercial		179,080	37.9%
Commercial Loans		92,294	19.5%
Consumer and Other Loans		17,558	3.7%
Gross Loans and Leases	$	472,805	100.0%

Commentary

- Balanced commercial bank loan portfolio
- No concentration in any one loan type or sector of the economy
- Changing focus from larger loans to smaller loans
- Loan portfolio yielded 5.19% for the fourth quarter of 2013

Loan Composition



100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
19%
6%
24%
27%
17%
7%
21%
7%
14%
36%
17%
6%
20%
9%
12%
38%
16%
5%
21%
9%
9%
39%
18%
4%
21%
10%
10%
35%
20%
4%
20%
10%
9%
38%
20%
4%
2008
2009
2010
2011
2012
2013

Total Gross Loans Trend



(Dollars in Thousands)
$600,000
$500,000
$400,000
$300,000
$200,000
$100,000
$0
7.0% CAGR
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013

Source: SNL Financial; Regulatory & GAAP Company Filings
Note: December 31, 2013 financials reflects unaudited information

Guaranty Federal BANCSHARES

Future Earnings Potential

- Resolving asset quality issues
- Stabilizing net interest margin
- Efficient expense structure
- Redemption of Series A Preferred Stock will eliminate preferred dividends

($000s, except per share data)	Years Ended 2011	Years Ended 2012	Years Ended 2013	Quarters Ended 3/31/13	Quarters Ended 6/30/13	Quarters Ended 9/30/13	Quarters Ended 12/31/13
Income Statement							
Interest Income	$ 30,376	$ 27,606	$ 25,855	$ 6,419	$ 6,467	$ 6,350	$ 6,619
Interest Expense	9,611	6,858	5,097	1,428	1,281	1,230	1,158
Net Interest Income	20,765	20,748	20,758	4,991	5,186	5,120	5,461
Provision for Loan Losses	3,350	5,950	1,550	400	250	200	700
Noninterest Income	3,780	4,197	3,933	1,003	1,203	890	837
Nonrecurring Revenue	1,506	450	1,661	89	1,557	14	1
Noninterest Expense	16,631	17,485	17,701	4,267	5,608	4,038	3,788
Nonrecurring Expense	1,531	147	231	231	-	-	-
Net Income before Taxes	4,539	1,813	6,870	1,186	2,088	1,786	1,811
Provision for Taxes	703	(131)	1,630	233	520	440	437
Net Income	3,836	1,944	5,240	953	1,568	1,346	1,374
Preferred Dividends	1,126	1,077	795	199	199	199	199
Net Income to Common	2,710	867	4,445	754	1,369	1,147	1,175
Earnings Per Share	$ 1.01	$ 0.30	$ 1.58	$ 0.25	$ 0.49	$ 0.41	$ 0.42
Profitability Ratios							
ROAA	0.57%	0.30%	0.82%	0.59%	0.97%	0.85%	0.87%
ROAE	7.08%	3.67%	10.34%	7.47%	12.33%	10.93%	10.81%
Net Interest Margin	3.29%	3.40%	3.44%	3.31%	3.42%	3.39%	3.63%
Efficiency Ratio (1)	68.76%	67.66%	67.71%	73.63%	63.30%	66.88%	59.50%

Source: SNL Financial; GAAP Company Filings
(1): 6/30/13 calculation excludes $1.5 million prepayment penalty on securities sold under agreements to repurchase
Note: December 31, 2013 financials reflects unaudited information

Guaranty Federal BANCSHARES

Attractive Valuation

Commentary

- GFED currently trades at 78.4% of TBV and 6.6x LQA EPS
- An Offering at the price of $11.50 per share equates to 89.1% of pro forma tangible book value
- Expected Offering pricing represents a very attractive entry point for investors
- P/E multiple expansion will more than compensate for near-term EPS dilution created in an Offering

One Year Price / TBV



140%
120%
100%
80%
60%
40%
132%
126%
125%
78%
Mar-13
Apr-13
May-13
Jun-13
Jul-13
Aug-13
Sep-13
Oct-13
Nov-13
Dec-13
Jan-14
Feb-14
GFED
Current Peers (1)
Midwest Peers (2)
Pro Forma Peers (3)

Price / LQA EPS



16.0x
14.0x
12.0x
10.0x
8.0x
6.0x
4.0x
2.0x
0.0x
6.6x
11.5x
14.7x
GFED
Current Peers (1)
Pro Forma Peers (3)

Three Year Historical Stock Price and Volume



$14
$12
$10
$8
$6
$4
$2
$0
50,000
40,000
30,000
20,000
10,000
0
$11.01
2/25/11
8/25/11
2/25/12
8/25/12
2/25/13
8/25/13
2/25/14
Volume
Price

(1) Exchange traded banks with assets between $500M and $1.5B, NPAs/Assets < 5%, TCE Ratio < 7% and LQA ROAA > 0.5%
(2) Exchange traded banks headquartered in the Midwest with assets between $500M and 1.5B, NPAs/Assets <5%
(3) Exchange traded banks with assets between $500M and $1.5B, NPAs/Assets < 5%, TCE Ratio > 8% and LQA ROAA > 0.5%
Source: SNL Financial; Pricing as of February 27, 2014

Guaranty Federal BANCSHARES

Business Strategy

- **Clear Focus**
  - Build core deposits, profitable loans and non-interest income
  - Grow relationships and provide the highest level of service to customers
- **Produce Profitable Organic Growth**
  - Attract new customers and expand loans and deposits in existing market
  - Offering will facilitate sound capital foundation to prudently grow balance sheet
- **Acquisition of Banks or Complementary Business Lines**
  - Attractive partner for institutions with assets between $100 and $300 million
  - Non-interest product lines such as Trust, Asset Management & Insurance
- **Maintain Financial Discipline**
  - Will not reduce credit standards or pricing discipline to generate new loans or make acquisitions
  - Disciplined approach to growth will generate long-term shareholder value

Guaranty Federal BANCSHARES

M&A Landscape

Potential Targets - Under $300 million in total assets and headquartered within 50 miles or 100 miles from Guaranty Federal's headquarters in Springfield, Missouri



Hermitage
Stockton
Bolivar
Buffalo
Lebanon
Waynesville
Lamar
Greenfield
Marshfield
MISSOURI
Springfield
50 M
Cabool
Mount Vernon
UNITED STATES
Aurora
Monett
Neosho
Ava
Cassville
Forsyth
Branson
Pineville
Gainesville
Bella Vista
Eureka Springs
Berryville
Bentonville
Rogers
Mountain Home

50 Miles

Asset Range	Number of Institutions
Less than $100 Million	13
$100 to $150 Million	2
$150 to $250 Million	8
$250 to $300 Million	2
Total	25

100 Miles

Asset Range	Number of Institutions
Less than $100 Million	27
$100 to $150 Million	24
$150 to $250 Million	16
$250 to $300 Million	6
Total	73

Source: SNL Financial

Guaranty Federal BANCSHARES

Financial Overview

($000s, except per share data)	Year Ended December 31, 2009	2010	2011	2012	2013	Quarter Ended 3/31/13	6/30/13	9/30/13	12/31/13
Balance Sheet									
Total Assets	$ 737,780	$ 682,668	$ 648,506	$ 660,432	$ 619,888	$ 649,972	$ 640,197	$ 640,503	$ 619,888
Total Net Loans	528,503	504,665	482,664	468,376	465,003	453,207	460,943	459,594	465,003
Total Deposits	513,051	480,694	484,584	500,015	487,319	503,644	511,889	510,724	487,319
Total Equity	51,411	52,041	54,235	50,868	50,355	51,441	48,461	49,664	50,355
Profitability									
Net Income	$ (2,341)	$ 1,131	$ 3,836	$ 1,944	$ 5,240	$ 953	$ 1,568	$ 1,346	$ 1,374
ROAA	-0.32%	0.16%	0.57%	0.30%	0.82%	0.59%	0.97%	0.85%	0.87%
ROAE	-4.48%	2.12%	7.08%	3.67%	10.34%	7.47%	12.33%	10.93%	10.81%
Net Interest Margin	1.86%	2.59%	3.29%	3.40%	3.44%	3.31%	3.43%	3.39%	3.63%
Efficiency Ratio	86.21%	71.23%	68.76%	67.66%	67.71%	73.63%	70.29%	66.88%	59.50%
Balance Sheet / Capital Ratios									
Loans / Deposits	105.08%	107.15%	101.03%	94.85%	97.02%	91.34%	91.43%	91.43%	97.02%
Securities / Assets	14.79%	14.96%	13.20%	16.12%	15.76%	17.10%	17.64%	17.07%	15.76%
TCE Ratio	4.82%	5.26%	5.83%	5.92%	6.19%	6.09%	5.71%	5.89%	6.19%
Leverage Ratio	8.81%	9.31%	10.42%	9.91%	10.71%	10.13%	10.05%	10.58%	10.71%
Tier 1 Ratio	11.19%	12.06%	13.19%	13.25%	13.44%	13.51%	13.14%	13.22%	13.44%
Risk-based Capital Ratio	12.45%	13.32%	14.44%	14.50%	14.69%	14.75%	14.40%	14.47%	14.69%
Asset Quality									
NPAs / Assets	5.56%	4.91%	4.38%	3.29%	3.17%	3.29%	3.37%	3.51%	3.17%
NPA Excl Restructured / Assets	5.56%	4.91%	4.17%	3.01%	3.17%	3.01%	3.08%	3.52%	3.17%
Reserves / NPAs	34.29%	38.99%	39.29%	44.01%	39.66%	41.44%	42.42%	37.63%	39.66%
Loan Loss Reserves / Gross Loans	2.59%	2.53%	2.15%	1.83%	1.65%	1.76%	1.78%	1.81%	1.65%
Per Share Information									
Tangible Book Value Per Share	$ 13.49	$ 13.51	$ 14.07	$ 14.34	$ 14.04	$ 14.49	$ 13.39	$ 13.81	$ 14.04
Earnings Per Share	(1.29)	-	1.01	0.30	1.58	0.25	0.49	0.41	0.42
Common Dividends Per Share	-	-	-	-	-	-	-	-	-

Source: SNL Financial; GAAP Financials
Note: December 31, 2013 financials reflects unaudited information

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Asset Quality Overview

- Company management has diligently worked to reduce the level of nonperforming assets that amount to $16.0 million as of December 31, 2013, which incorporates the payoff of a $3.7 million nonaccrual loan relationship as of January 31, 2014
- Management believes that credit issues are firmly in the past and expects further improvement in the next couple of quarters as problem assets continue to be resolved
- The Company is not under any regulatory enforcement actions

	Quarter Ended:								
($000s)	3/31/12	6/30/12	9/30/12	12/31/12	3/31/13	6/30/13	9/30/13	Reported 12/31/13	Adjusted (1) 12/31/13
Asset Quality:									
Nonperforming Loans	$ 21,532	$ 33,982	$ 18,299	$ 15,331	$ 15,661	$ 15,851	$ 18,643	$ 15,847	$ 12,151
OREO	9,427	8,116	5,843	4,530	3,914	3,897	3,876	3,822	3,822
Nonperforming Assets	$ 30,959	$ 42,098	$ 24,142	$ 19,861	$ 19,575	$ 19,748	$ 22,519	$ 19,669	$ 15,973
Gross Loans	$473,928	$488,271	$474,743	$477,116	$461,319	$469,320	$468,067	$472,805	$469,109
Loan Loss Reserve	10,974	13,126	8,476	8,740	8,112	8,377	8,473	7,802	7,802
Total Assets	649,034	656,608	653,584	660,432	649,972	640,197	640,503	619,888	619,888
Asset Quality Ratios:									
NPA / Assets	4.77%	6.41%	3.69%	3.01%	3.01%	3.08%	3.52%	3.17%	2.58%
NPLs / Loans	4.54%	6.96%	3.85%	3.21%	3.39%	3.38%	3.98%	3.35%	2.59%
Reserves / NPAs	35.45%	31.18%	35.11%	44.01%	41.44%	42.42%	37.63%	39.67%	48.85%
Reserves / Gross Loans	2.33%	2.70%	1.80%	1.83%	1.76%	1.78%	1.81%	1.65%	1.66%

(1) Adjustment incorporates the payoff of a $3.7 million nonaccrual loan relationship, as reported in the Company's February 5, 2014 Form 8-K filing
Source: SNL Financial; GAAP & Regulatory Company Filings; February 5, 2014 Form 8-K
Note: December 31, 2013 financials reflects unaudited information

Pro Forma Capitalization

Dollars in thousands, except per share amounts

	GFED 12/31/13	Capital As Adjusted [(1)]	Pro Forma Capital
Preferred Equity	$ 11,984	$ (11,984)	$ -
Common Equity	38,371	16,215	54,586
Total Equity	50,355	4,231	54,586
Less: Net Unrealized Gains (AOCI)	(2,503)	-	(2,503)
Equity Capital After Adjustments	52,858	4,231	57,089
Plus: TRUPS	15,000	-	15,000
Less: Intangible Assets	-	-	-
Tier 1 Capital	67,858	4,231	72,089
ALLL	6,320	-	6,320
Total Risk-Based Capital	$ 74,178	$ 4,231	$ 78,409
Tangible Book Value Per Share	$ 14.04		$ 12.90
Common Shares Outstanding	2,732,355	1,500,000	4,232,355
Total Assets	$ 619,888	$ 4,231	$ 624,119
Average Assets for Leverage Ratio	633,603	4,231	637,834
Risk Weighted Assets	504,802	846	505,648
Tangible Common Equity Ratio	6.19%		8.75%
Leverage Ratio	10.71%		11.30%
Tier 1 Ratio	13.44%		14.26%
Total Risk-Based Capital Ratio	14.69%		15.51%

(1) Includes $17.3 million (including the overallotment option) common equity offering at $11.50 per share and a 6.00% gross spread; proceeds are used to redeem Series A Preferred Stock and the remaining proceeds are reinvested in securities with a 20% risk weighting

Source: SNL Financial; Regulatory Company Filings
Note: December 31, 2013 financials reflects unaudited information

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Summary

- Experienced and Energetic Management Team
- Core Funding Strength
- Balanced Loan Portfolio
- Profitable Core Banking Operations
- Franchise Value Built on Relationships
- Attractive Valuation
- Clearly Defined Business Strategy
- Sound Pro Forma Capital Ratios
- Significant Potential for In-Market Acquisitions
- Disciplined Approach to Growth

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